Pricing Supplement dated April 26, 2005 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(3) File No. 333-108464 Cusip No.88319QH30

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $100,000,000	Initial Interest Rate: 3.335%
Agent's Discount or Commission: $216,200	Original Issue Date: May 2, 2005
Net Proceeds to Issuer: $99,783,800	Stated Maturity Date: May 2, 2008

Interest Category

☒	Regular Floating Rate Note
☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate: %
☐	Inverse Floating Rate Note
☐	Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	CMT Rate	☒	LIBOR	☐	Other (see attached)
☐	Commercial Paper Rate	☐	Treasury Rate

If LIBOR:

☐	LIBOR Reuters Page:
☒	LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐ Telerate Page 7051
☐ Telerate Page 7052
☐ Weekly Average
☐ Monthly Average

Spread (+/-): +12.5 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: August 2, 2005

Interest Reset Dates: Quarterly, on the 2nd day of February, May, August and November

Interest Payment Dates: Quarterly, on the 2nd day of February, May, August and November

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

☒	Actual/360 for the period from May 2, 2005 to May 2, 2008
☐	Actual/Actual for the period from _______ to _______
☐	30/360 for the period from _______ to _______

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: %
Total Amount of OID:
Yield to Maturity: %
Initial Accrual Period OID:

Agent:

☒	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☐	HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☐	J.P. Morgan Securities Inc.
☒	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Securities Inc.
☐	Deutsche Bank Securities Inc.	☐	Other: _____________________

Agent acting in the capacity as indicated below:

☐	Agent	☒	Principal

If as Principal:

☒	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

Other provisions:

Terms are not completed for certain items above because such items are not applicable.

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